Exhibit 99(c)(2)

J A N U A R Y 7 , 2 0 0 6 P R O J E C T U N D E R C O V E R Presentation to the Board of Directors S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

English_General This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered, or with respect to such client, its board of directors or a committee of such board, as applicable (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan’s opinions and estimates constitute JPMorgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the accuracy or completeness of any of the materials set forth herein or the actual value which may be received in connection with a transaction nor the legal, antitrust, tax, accounting or other effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Nothing contained in the accompanying materials is, or shall be relied upon as a representation or promise as to the past, present or future. JPMorgan does not undertake any obligation to update or otherwise revise these materials after the date hereof. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. This presentation does not constitute a commitment by any JPMorgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. P R O J E C T   U N D E R C O V E R

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 1 1 1 2 5 3 18 4 22 P R O J E C T U N D E R C O V E R

Overview of proposed transaction terms Proposed transaction terms 1 Initial WCAS bid submitted on November 13, 2006 2 Assumes 47.2 million diluted shares outstanding including 45.6 million basic shares outstanding and 1.7 million shares due to option dilution 3 Net debt includes $347.5 of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash 4 Includes $465.0 million Term Loan B, $480.0 million Senior Subordinated Notes, $77.7 million on balance sheet capitalized leases and $22.0 million off balance sheet guarantees 2 O V E R V I E W   O F   T H E   P R O P O S E D   W C A S   T R A N S A C T I O N Comments Acquirer n Welsh, Carson, Anderson & Stowe (“WCAS”) Transaction structure n Merger of Undercover with a wholly - owned subsidiary of WCAS Form of consideration n 100% cash Transaction value n $31.05 per Undercover share ( 13.4 % premium to current price of $ 27.39 , 21. 2 % premium to November 13 price of $25.62 1 ) n $1,4 66 m illion equity value 2 n $1,8 58 m illion enterprise value 3 Financing n $ 1,0 45 million debt financing 4 (debt commitment letters provided by Citigroup and Lehman) n Equity commitment from WCAS Break - up fees n $ 14.7 mm for termination due to a superior proposal during the go - shop period n $ 29.3 mm for termination due to failure of financing n $ 42.5 mm for termination due to a superior proposal after the go - shop period ends Certain conditions to closing n Underc over shareholder approval n Absence of MAE n HSR and other consents and approvals n No injunctions or legal restraints Other selected contract terms n 40 - day “go shop” provision n No financing conditions

Review of key events from date of receipt of initial proposal from Welsh, Carson, Anderson & Stowe Proposed transaction timeline 3 O V E R V I E W   O F   T H E   P R O P O S E D   W C A S   T R A N S A C T I O N Key dates 11/13/06 WCAS submits proposal letter with initial offer price range of $29.05 - $29.15 11/14/06 Board of Directors meeting (telephonic): Special Committee established 12/04/06 Special Committee interviews investment bankers 12/ 0 8/06 Special Committee retains JPMorgan as advisor 12/11/06 Special Committee organizational meeting (telephonic) 12/14/06 JPMorgan diligence session with Undercover management 12/15/06 WCAS/Citigroup presentation to JPMorgan 12/18/06 Special Committee meeting (te lephonic) : update on JPMorgan due diligence progress 12/21/06 Special Committee meeting (in person) : review preliminary financial analysis and process considerations 12/26/06 WCAS revises offer price range to $29.95 - $ 3 0. 10 and provides draft contract 12 /28/06 Special Committee meeting (telephonic) : discuss revised WCAS proposal 12/30/06 WCAS revises offer price range to $30.70 - $30.75 12/30/06 Special Committee meeting (telephonic) : discuss latest revised WCAS proposal 12/31/06 STB provides revised con tract to WCAS 01/02/07 Special Committee meeting (telephonic) 01/02/07 WCAS provides revised contract 01/03/07 WCAS revises offer price range to $30. 95 - $3 1.05 01/03/07 Special Committee meeting (telephonic) : discuss latest revised WCAS proposal 01/05 /07 Board of Directors meeting (telephonic) 01/07/07 Special Committee meeting and Board of Directors meeting (in person): to approve transaction

Stock price performance and daily volume traded since 10/24/06 Undercover recent stock price performance Undercover volume (000s) Undercover ASC index Hospital index Price per share 1 year average volume: 472.0 10/25/06 - $24.50: Announces Q3 EPS of $0.27 vs. $0.26 year prior and $0.29 consensus estimates Source: PowerData; as of 1/5/07 ASC index includes: AmSurg, NovaMed and Symbion Hospital index includes: Community Health, Health Management Associates, LifePoint, MedCath, Tenet Healthcare, Triad and Universal Health Services 12/1/06 – $25.36: Last trading day before Special Committee meetings with potential financial advisors WCAS offer: $31.05 12/22/06 – $27.32: JPMorgan in-person meeting with Special Committee 12/20/06 – $27.24: Symbion rumored to be in discussions regarding an LBO Current price (1/5/07): $27.39 11/13/06 – $25.62: Welsh Carson submits proposal to acquire the Company for $29.05-$29.15 per share 1/5/07 4 O V E R V I E W   O F   T H E   P R O P O S E D   W C A S   T R A N S A C T I O N $20.00 $22.00 $24.00 $26.00 $28.00 $30.00 $32.00 10/24/06 10/31/06 11/7/06 11/14/06 11/21/06 11/28/06 12/5/06 12/12/06 12/19/06 12/26/06 1/4/07 0 500 1,000 1,500 2,000 2,500 3,000

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 5 1 1 2 5 3 18 4 22 P R O J E C T U N D E R C O V E R

Financial summary — Management Case no acquisitions Summary financial results and projections ($ millions) Source: Management Case projections (no acquisitions) Note: Results for 2006 onward include incremental stock compensation expense due to adoption of FAS 123, per Company management 1 2005 EPS does not include FAS 123 compensation expense; 2006E EPS includes approximately $0.12 FAS 123 compensation expense. Adjusting 2006E results for FAS 123 expense would result in adjusted 2006E EPS of $1.20, representing a 14.3% growth rate over 2005A 6 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S Year ended December 31, 2002A 2003A 2004A 2005A 2006E 2007E 2008E 2009E 2010E 2011E 2006 — 2011 CAGR Revenue $244 $311 $390 $475 $573 $622 $662 $705 $751 $800 6.9% % growth NA 27.4% 25.4% 21.9% 20.8% 8.5% 6.5% 6.5% 6.5% 6.5% Consol idated EBITDA (pre MI ) $74 $94 $116 $142 $164 $187 $200 $217 $235 $254 9.1% % margin 30.2% 30.4% 29.8% 30.0% 28.6% 30.1% 30.2% 30.7% 31.3% 31.7% Minority interest (15) (24) (31) (39) (55) (65) (70) (75) (82) (87) % growth NA 62. 2% 30.3% 24.1% 42.5% 17.9% 6.8% 8.3% 8.2% 6.3% Equity income 10 15 19 24 33 39 47 55 65 76 % growth NA 58.9% 23.4% 28.8% 38.2% 18.9% 18.0% 18.0% 18.0% 18.0% Corporate EBITDA (post MI ) $68 $86 $103 $127 $142 $1 62 $177 $196 $218 $244 11.4% Depreciation & amortization 19 23 27 31 35 39 41 43 45 48 % of sales 7.8% 7.3% 7.0% 6.6% 6.1% 6.3% 6.2% 6.1% 6.0% 6.0% EBIT $49 $63 $76 $96 $107 $122 $136 $153 $173 $196 1 2.9% % margin 20.2% 20.2% 19.5% 20.2% 18.6% 19.7% 20.5% 21.7% 23.0% 24.5% EPS 1 $0.43 $0.58 $0.74 $1.05 $1.08 $1.26 $1.45 $1.67 $1.92 $2.21 15.3% % growth NA 36.5% 26.9% 37.2% 3.2% 15.9% 15.6% 15.1% 15.0% 15.0% Capital expenditures $78 $66 $155 $92 $28 $30 $32 $34 $36 $39 % of revenue 32.1% 21.3% 39.8% 19.3% 4.8% 4.8% 4.8% 4.8% 4.8% 4.8%

Financial summary — Management Case with acquisitions Summary financial results and projections ($ millions) Source: Management Case projections (with acquisitions); assumes $60mm annual spending on acquisitions; assumes facilities are acquired for 7.5x EBITDA ($8mm incremental EBITDA annually) Note: Results for 2006 onward include incremental stock compensation expense due to adoption of FAS 123, per Company management 1 2005 EPS does not include FAS 123 compensation expense; 2006E EPS includes approximately $0.12 FAS 123 compensation expense. Adjusting 2006E results for FAS 123 expense would result in adjusted 2006E EPS of $1.20, representing a 14.3% growth rate over 2005A 7 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S Year ended December 31, 2002A 2003A 2004A 2005A 2006E 2007E 2008E 2009E 2010E 2011E 2006 — 2011 CAGR Revenue $244 $311 $390 $475 $573 $648 $717 $790 $867 $948 10.6% % growth NA 27.4% 25.4% 21.9% 20.8% 13.1% 10.6% 10.1% 9.7% 9.4% Co nsolidated EBITDA (pre MI ) $74 $94 $116 $142 $164 $195 $217 $242 $271 $301 12.9% % margin 30.2% 30.4% 29.8% 30.0% 28.6% 30.1% 30.2% 30.7% 31.3% 31.7% Minority interest (15) (24) (31) (39) (55) (65) (70) (75) (82) (87) % growth N A 62.2% 30.3% 24.1% 42.5% 17.9% 6.8% 8.3% 8.2% 6.3% Equity income 10 15 19 24 33 39 47 55 65 76 % growth NA 58.9% 23.4% 28.8% 38.2% 18.9% 18.0% 18.0% 18.0% 18.0% Corporate EBITDA (post MI ) $68 $86 $103 $127 $14 2 $170 $193 $222 $254 $291 15.4% Depreciation & amortization 19 23 27 31 35 41 44 48 52 57 % of sales 7.8% 7.3% 7.0% 6.6% 6.1% 6.3% 6.2% 6.1% 6.0% 6.0% EBIT $49 $63 $76 $96 $107 $129 $149 $174 $202 $2 34 17.0% % margin 20.2% 20.2% 19.5% 20.2% 18.6% 19.9% 20.8% 22.0% 23.3% 24.7% EPS 1 $0.43 $0.58 $0.74 $1.05 $1.08 $1.33 $1.58 $1.88 $2.21 $2.60 19.1% % growth NA 36.5% 26.9% 37.2% 3.2% 22.2% 19.6% 18.5% 17.8% 17.6% Capital expenditures $78 $66 $155 $92 $28 $30 $33 $37 $40 $44 % of revenue 32.1% 21.3% 39.8% 19.3% 4.8% 4.6% 4.6% 4.6% 4.6% 4.6% Additional acquisition capital expenditures -- -- -- -- -- $60 $60 $60 $60 $60 % of revenue -- -- -- -- -- 9.3% 8.4% 7.6% 6.9% 6.3% Total c apital expenditures $78 $66 $155 $92 $28 $90 $93 $97 $100 $104 % of revenue 32.1% 21.3% 39.8% 19.3% 4.8% 13.9% 13.0% 12.2% 11.6% 11.0%

Historical Undercover EBITDA and EBITDA margins1 Source: Capital IQ and Company filings 1 EBITDA is defined as Corporate EBITDA less equity in earnings of affiliates; reflects actual operating performance of consolidated facilities 2 Peer set includes: AmSurg, NovaMed and Symbion; 2002 includes only AmSurg EBITDA ($mm) EBITDA margin (%) Historical operating and growth statistics Total company same store revenue growth Undercover same store revenue growth (U.S. facilities only) Source: Company management 2 8 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S $74 $94 $116 $142 $164 30.2% 30.4% 29.8% 30.0% 28.6% $0 $40 $80 $120 $160 $200 2002 2003 2004 2005 2006 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 16.7% 8.7% 7.2% 3.6% 5.9% 3.4% 4.9% 13.4% 4.9% 9.6% 9.1% 5.4% 3.6% 2.7% 1.5% 0.1% 2002 2003 2004 2005 Q1 06 Q2 06 Q3 06 Oct 06- Nov 06 Volume Revenue/Case 22.0% 19.0% 19.0% 9.0% 4.0% 7.5% 8.3% 6.3% 2002 2003 2004 2005 Undercover Peers

Summary valuation analysis Equity value per share Current price as of 1/5/07 of $27.39 Note: Net debt of $391.6mm includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash 1 $29.69 represents 1-year volume weighted average price (VWAP) 2 Assumes Corporate 2007E EBITDA-MI of $163mm; 2007E EPS of $1.27; and LTGR of 19.0% (financials reflect Wall Street median projections) 3 Assumes pro forma Corporate 2006E EBITDA-MI of $150mm, consisting of actual EBITDA-MI of $142mm, $6mm EBITDA adjustment to reflect full-year impact of 2006 acquisitions, and $2mm add-back for losses associated with 2006 de novo facilities (all per Management Case projections) 4 Based on a 5-year projection period, WACC of 11.0%, terminal perpetuity revenue growth rate of 4.0%—6.0%; DCF based on Management Case projections; valuation date of 12/31/06 5 Assumes $60mm annual spending on acquisitions; assumes facilities are acquired for 7.5x EBITDA ($8mm incremental EBITDA annually) 6 Based on a 5-year projection period; exit multiple up to 11.0x EBITDA; required IRR of 17.5%—22.5% Offer price: $31.05 52-week range1 Trading comparables 9.0x – 11.0x 2007E EBITDA-MI2 18.0x – 22.0x 2007E EPS2 1.0x – 1.2x 2007 PEG ratio2 Transaction comparables 10.0x – 12.0x 2006E PF EBITDA-MI3 Discounted Cash Flow Analysis4 Management Case (no acquisitions) Management Case (with acquisitions)5 Leveraged Buyout Analysis6 Management Case (no acquisitions) Management Case (with acquisitions)5 12/1/06 price: $25.36 Current price: $27.39 9 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S $39.25 $30.00 $32.25 $35.00 $23.00 $29.69 $29.75 $22.75 $28.00 $22.75 $29.00 $24.25 $23.50 $22.75 $23.50 $29.75 $26.50 $32.25 $28.50 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00

Analysis at various prices $ millions, except per share data Source: Company management and Company filings Note: Current market data as of 1/5/07 1 Net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash 2 Assumes pro forma Corporate 2006E EBITDA-MI of $150mm, consisting of actual EBITDA-MI of $142mm, $6mm EBITDA adjustment to reflect full-year impact of 2006 acquisitions, and $2mm add-back for losses associated with 2006 de novo facilities (all per Management Case projections) 10 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S 12/1/06 Current Offer price $25.36 $ 27.39 $29.00 $30.00 $31.0 5 $32.00 Implied premium to: Current price 1/5/07 $27.39 (7.4%) 0.0% 5.9% 9.5% 13.4% 16.8% Price on 12/1/06 $25.36 0.0% 8.0% 14.4% 18.3% 22.4% 26.2% 52 - week hig h $39.25 (35.4%) (30.2%) (26.1%) (23.6%) (20.9%) (18.5%) One month average $27.72 (8.5%) (1.2%) 4.6% 8.2% 12.0% 15.4% 3 month average $26.13 (2.9%) 4.8% 11.0% 14.8% 18.8% 22.5% 6 month average $26.70 (5.0%) 2.6% 8.6% 12.4% 16.3% 19.9% 1 year average $30.29 (16.3%) (9.6%) (4.3%) (1.0%) 2.5% 5.6% Diluted shares outstanding 46.9 47.0 47.1 47.2 47.2 47.3 Implied equity value $1,189.4 $1,287.6 $1,366.3 $1,415.2 $1,466.5 $1,512.9 Net debt 1 $391.6 $391.6 $391 .6 $391.6 $391.6 $391.6 Firm value $1,581.0 $1,679.2 $1,757.9 $1,806.8 $1,858.1 $1,904.5 Implied FV/EBITDA - MI Management Case (no acquisitions) 2006E EBITDA - MI $141.9 11.1x 11.8x 12.4x 12.7x 13.1x 13.4x 2006E PF EBITDA - MI 2 $150.0 10.5x 11.2x 11.7x 12.0x 12.4x 12.7x 2007E EBITDA - MI $161.5 9.8x 10.4x 10.9x 11.2x 11.5x 11.8x Wall Street median 2006E EBITDA - MI $141.4 11.2x 11.9x 12.4x 12.8x 13.1x 13.5x 2007E EBITDA - MI $162.9 9.7x 10.3x 10.8x 11.1x 11.4x 11. 7x Implied P/E Management Case (no acquisitions) 2006E EPS $1.08 23.4x 25.3x 26.8x 27.7x 28.6x 29.5x 2007E EPS $1.26 20.2x 21.8x 23.1x 23.9x 24.7x 25.5x Wall Street median 2006E EPS $1.11 22.8x 24.7x 26.1x 27.0 x 28.0x 28.8x 2007E EPS $1.27 20.0x 21.6x 22.8x 23.6x 24.4x 25.2x

Trading multiples analysis

Market Cap



Undercover
ASCs
Hospitals
$1,288
$1,171
$677
$389
$193
$4,983
$3,596
$3,491
$3,346
$3,003
$1,929
$576
Current 1/5/07
12/1/06
AMSG
SMBI
NOVA
HMA
TRI
CYH
THC
UHS
LPNT
MDTH

2007E FV/EBITDA-MI ($ millions)



Undercover
ASCs Median = 8.6x
Hospitals Median = 7.8x
Undercover at Transaction: 11.4x
10.3x
9.7x
10.4x
8.6x
7.5x
9.2x
8.4x
7.9x
7.8x
7.4x
7.3x
6.6x
Current 1/5/07
12/1/06
NOVA
SMBI
AMSG
MDTH
THC
LPNT
HMA
UHS
CYH
TRI
2007E EBITDA-MI %:
26.5%
17.5%
16.5%
20.4%
9.5%
9.4%
18.0%
18.6%
10.6%
14.6%
12.4%
2007E EBITDA-MI:
$163
$23
$55
$106
$77
$867
$492
$801
$469
$726
$766

2007E P/E



Undercover
ASCs Median = 18.9x
Hospitals Median = 15.4x
Undercover at Transaction: 24.4x
21.6x
20.0x
20.3x
18.9x
15.6x
25.6x
18.4x
15.5x
15.4x
14.0x
12.7x
NM
Current 1/5/07
12/1/06
NOVA
SMBI
AMSG
MDTH
UHS
HMA
CYH
TRI
LPNT
THC

2007E PEG



Undercover
ASCs Median = 1.04x
Hospitals Median = 1.08x
Undercover at Transaction: 1.29x
1.14x
1.05x
1.26x
1.04x
0.74x
1.53x
1.19x
1.14x
1.02x
1.00x
0.90x
NM
Current 1/5/07
12/1/06
SMBI
AMSG
NOVA
UHS
HMA
MDTH
CYH
TRI
LPNT
THC
LTGR:
19.0%
15.0%
15.0%
27.5%
12.0%
13.0%
22.5%
15.0%
14.0%
14.0%
12.0%

Source: Wall Street equity research reports

Note: All estimates have been calendarized to 12/31 fiscal year-end; stock prices as of 1/5/07; equity value based on fully diluted shares outstanding using the treasury stock method; Undercover figures based on consensus estimates

UNDERCOVER VALUATION ANALYSIS
JPMorgan
PROJECT UNDERCOVER 11

Analyst coverage ($ millions except per share data) Source: Equity research 1 Citigroup has discontinued coverage 2 Excludes non-recurring items; inclusive of non-recurring items, 2006E is projected by the Company to be $1.13 Analyst commentary “While Undercover’s SS revenue growth guidance of 6%-9% seems reasonable, the company’s newly-established 2007 EPS guidance came in a bit light at $1.24-$1.28We believe management is taking a much more conservative approach to guidance, but we emphasize that its outlook is not underscored by new risks or deteriorating trends.” -10/26/06, Deutsche Bank Recent analyst commentary “Undercover has been successful at securing hospital joint venture partners for several of its recently acquired Surgis facilities, which should help drive volume and counter pricing pressure at those centers down the road. In addition, the Surgis acquisition should become more accretive next year, when the company finally shuts down its Nashville operations.” -10/25/06, Wachovia “We believe the ambulatory surgery center industry is facing obstacles given increased competition from community hospitals and pressure from commercial and government payors after a period of solid growth. As a result, we believe the near-term challenges will lead to increased consolidation in the industry.” -10/26/06, Leerink Swan “We continue to like the long-term investment merits of Undercover and believe its hospital-JV model is one of the strongest in the health care facilities space.” -10/26/06, William Blair 12 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S Current EBITDA - MI EPS Date Firm name Lead analyst Rating Target 2006E 2007E 2006E 2007E 11/16/06 Citigroup Oksanna Butler Buy $35 .00 1 NA NA $1.10 $1.49 10/27/06 S t i fel Nicolaus Jerry Doctrow Hold NA $139.5 $161.8 1.08 1.28 10/27/06 Ryan Bec k Robert Mains Buy 30 .00 14 2 . 4 16 8 . 8 1.07 1.28 10/26/06 JPMorgan Andreas Dirnagl Hold NA 141.1 169.1 1.11 1.32 10/26/06 Leerink Swann Ann Hynes Hold NA 141.8 164.0 1.12 1.27 10/26/06 William Blair Ryan Daniels Hold NA 140.3 157.1 1.12 1.26 10/26/06 Credit Suisse Glen Santangelo Hold 28 .00 140.8 165.3 1.10 1.25 10/26/06 Deutsche Bank Darren Lehrich Buy 30 .00 140.8 158.5 1.12 1.30 10/26/06 Stern Agee Anne Barlow Hold 25 .00 141.8 165.2 1.09 1.23 10/26/06 Jefferies Arthur Henders on Buy 27.50 141.7 161.7 1.07 1.27 10/26/06 SG Cowen Kemp Dolliver Hold NA 141.0 158.2 1.11 1.25 10/25/06 Goldman Sachs Christopher McFadden Hold 24 .00 142.2 169.5 1.12 1.26 10/25/06 Wachovia William Bonello Buy NA 142.0 161.5 1.12 1.27 Median $2 8 .00 $14 1 . 4 $16 2 . 9 $1.11 $1.27 Management Case projections -- $141.9 $161.5 $1.08 2 $1.26

Facility-based healthcare services transaction comparables

Select facility-based transactions — Firm value / LTM EBITDA



ASCs
Hospitals median= 8.6x
Facility-based median= 10.2x
14.2x
10.5x
12.1x
10.2x
8.6x
8.0x
7.7x
11.5x
11.3x
11.2x
10.2x
9.5x
8.2x
7.1x
Undercover at Transaction: 12.4x²

Target	Surgis, Inc.	Surgis, Inc.	Province Healthcare	Vanguard Health Systems	IASIS Healthcare	Quorum	HCA	Renal Care Group	CRC Health	Ardent	Gambro	The Mentor Network	Select Medical	LifeCare
Acquiror	Undercover	Undercover (with synergies)[1]	Lifepoint Hospitals	The Blackstone Group	Texas Pacific Group	Triad	KKR, Bain, Merrill Lynch	Fresenius	Bain Capital	Psychiatric Solutions Inc.	DaVita	Vestar Capital Partners	Welsh, Carson, Anderson & Stowe	Carlyle
Announcement Date:	01/06	01/06	08/04	07/04	05/04	10/00	07/06	05/05	10/05	03/05	12/04	03/06	10/04	07/05
Firm Value:	$200mm	$200mm	$1.7bn	$1.8bn	$1.4bn	$2.3bn	$33.1bn	$3.8bn	$720mm	$565mm	$3.1bn	$778mm	$2.2bn	$552mm

Source: Company filings and equity research
[1] Includes cost synergies for Undercover / Surgis, Inc. of $5.0mm
[2] Assumes pro forma Corporate 2006E EBITDA-MI of $150mm, consisting of $142mm actual EBITDA-MI, $6mm EBITDA adjustment to reflect full-year impact of 2006 acquisitions, and $2mm add-back for losses associated with 2006 de novo facilities; transaction multiple is 13.1x based on actual 2006E EBITDA-MI of $142mm (per Management Case projections)

UNDERCOVER VALUATION ANALYSIS
JPMorgan
PROJECT UNDERCOVER 13

Discounted cash flow valuation — Management Case no acquisitions $ millions, except per share data Source: Management Case projections (no acquisitions) Note: Valuation as of 12/31/06; net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash (all per Company management) Firm value Equity value per share Implied EBITDA-MI exit multiple 14 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S Terminal growth rate % 4.0% 5.0% 6.0% 10.5% $1,561 $1,794 $2,130 11.0% $1,451 $1,646 $1,919 WACC 11.5% $1,355 $1,521 $1,747 Terminal growth rate % 4.0% 5.0% 6.0% 10.5% 7.9x 9.5x 11.8x 11.0% 7.4x 8.7x 10.6x WACC 11.5% 6.9x 8.1x 9.7x Terminal growth rate % 4.0% 5.0% 6.0% 10.5% $24.95 $29.73 $36.61 11.0% $22.67 $26.71 $32.30 WACC 11.5% $20.69 $24.12 $28.78

Discounted cash flow valuation — Management Case with acquisitions $ millions, except per share data Source: Management Case projections (with acquisitions); assumes $60mm annual spending on acquisitions; assumes facilities are acquired for 7.5x EBITDA ($8mm incremental EBITDA annually) Note: Valuation as of 12/31/06; net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash (all per Company management) Firm value Equity value per share Implied EBITDA-MI exit multiple 15 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S 2006E 2007E 2008E 2009E 2010E 2011E Terminal Period 2006 — 2011 CAGR Net revenues $573.3 $648.3 $717.0 $789.6 $866.6 $948.1 $9 9 5.5 10.6% -- 13.1% 10.6% 10.1% 9.7% 9.4% 5.0 % EBITDA (post minority interest) $141.9 $1 69.5 $193.4 $221.9 $254.2 $290.5 $ 30 5.0 15.4% 24.8% 26.1% 27.0% 28.1% 29.3% 30.6% 30.6 % EBIT $106.7 $128.7 $149.1 $173.7 $201.8 $233.9 $ 24 5.6 17.0% 18.6% 19.9% 20.8% 22.0% 23.3% 24.7% 24.7% Less: T axes $38.1 $52.7 $59.6 $69.5 $80.7 $93.6 $9 8.2 35.7% 40.9% 40.0% 40.0% 40.0% 40.0% 40.0% Tax effected EBIT $68.7 $76.1 $89.4 $104.2 $121.1 $140.3 $14 7.3 15.4% Add: D&A $35.2 $40.8 $44.3 $48.3 $52.4 $56. 6 $59.5 Less: Capex (2 7 . 7 ) (90.0) (93.2) (96.5) (100.1) (103.9) (59.5) Less: (Inc) in NWI 0.0 (2.1) (2.0) (2.0) (2.0) (2.0) (2.0) Less: CF prior to 12/31/06 (7 6 . 2 ) Free cash flow $0.0 $24.8 $38.6 $53.9 $71.3 $91.1 Terminal growth rate % 4.0% 5.0% 6.0% 10.5% $1,615 $1,893 $2,296 11.0% $1,485 $1,719 $2,046 WACC 11.5% $1,373 $1,572 $1,843 Terminal growth rate % 4.0% 5.0% 6.0% 10.5% 8.0x 9.6x 11.8x 11.0% 7.4x 8.8x 10.7x WACC 11.5% 6.9x 8.1x 9.7x Terminal growth rate % 4.0% 5.0% 6.0% 10.5% $26.06 $31.77 $40.01 11.0% $23.38 $28.21 $34.90 WACC 11.5% $21.06 $25.17 $30.74 % taxes % margin % margin % growth

LBO sensitivity analysis — Management Case no acquisitions 5-year IRR return sensitivities (Exit 12/31/11) 5-year cash multiple return sensitivities (Exit 12/31/11) Source: Management Case projections (no acquisitions) Note: Net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes identical LBO capital structure to current WCAS proposal (all per Company management) 1 Based on 1/5/07 price of $27.39 16 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S Purchase price Purchase price $28.00 $29.0 0 $30.00 $31.0 5 $32.00 % premium 1 2.2% 5.9% 9.5% 13.4% 16.8% Implied multiple 12.0x 12.4x 12.7x 13.1x 13.4x 9 . 0 x 1.9x 1.7x 1.6x 1.5x 1.5x 1 0 . 0 x 2.2x 2.0x 1.9x 1.8x 1.7x 1 1 . 0 x 2.5x 2.3x 2.2x 2.1x 2.0x Exit multiple (FV/EBITDA - MI ) 12.0x 2.8x 2.6x 2.5x 2.3x 2.2x Purchase price Purchase price $28.00 $29.0 0 $30.00 $31.05 $32.00 % premium 1 2.2% 5.9% 9.5% 13.4% 16.8% Implied multiple 12.0x 12.4x 12.7x 13.1x 13.4x 9 . 0 x 13.2% 11.7% 10.4% 9.0% 7.9% 1 0 . 0 x 16.8% 15.3% 13.9% 12.5% 1 1.4% 1 1 . 0 x 20.1% 18.5% 17.1% 15.7% 14.5% Exit multiple (FV/EBITDA - MI ) 12.0x 23.0% 21.4% 19.9% 18.5% 17.3%

LBO sensitivity analysis — Management Case with acquisitions 5-year IRR return sensitivities (Exit 12/31/11) 5-year cash multiple return sensitivities (Exit 12/31/11) Source: Management Case projections (with acquisitions); assumes $60mm annual spending on acquisitions; assumes facilities are acquired for 7.5x EBITDA ($8mm incremental EBITDA annually) Note: Net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes identical LBO capital structure to current WCAS proposal (all per Company management) 1 Based on 1/5/07 price of $27.39 17 U N D E R C O V E R   V A L U A T I O N   A N A L Y S I S Purchase price Purchase price $28.00 $29.0 0 $30.00 $31.0 5 $32.00 % premium 1 2.2% 5.9% 9.5% 13.4% 16.8% Implied multiple 12.0x 12.4x 12.7x 13.1x 13.4x 9 . 0 x 2.1x 2.0x 1.8x 1.7x 1.6x 1 0 . 0 x 2.5x 2.3x 2.2x 2.0x 1.9x 1 1 . 0 x 2.8x 2.7x 2.5x 2.4x 2.2x Exit multiple (FV/EBITDA - MI ) 12.0x 3.2x 3.0x 2.8x 2.7x 2.5x Purchase price Purchase price $28.00 $29.0 0 $30.00 $31.05 $32.00 % premium 1 2.2% 5.9% 9.5% 13.4% 16.8% Implied multiple 12.0x 12.4x 12.7x 13.1x 13.4x 9 . 0 x 15.8% 14.3% 12.9% 11.6% 10.4% 1 0 . 0 x 19.8% 18.2% 16.8% 15.4% 14.2% 1 1 . 0 x 23.2% 21.7% 20.2% 18.7% 17.5% Exit multiple (FV/EBITDA - MI ) 12.0x 26.4% 24.7% 23.2% 21.7% 20.5%

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 18 1 1 2 5 3 18 4 22 P R O J E C T U N D E R C O V E R

"Go-Shop" process considerations

DISCUSSION OF "GO-SHOP" PERIOD

Process considerations

- For 40 days following the execution (the "go-shop" period), the merger agreement permits the Company and its advisors to solicit indications of interest from other potential buyers
  - Company is subject to a "no-shop" provision following the expiration of the "go-shop" period
  - Lower break-up fee if the transaction is terminated due to a superior proposal pursuant to the "go-shop" provisions
- Once the deal is announced, JPMorgan intends to contact potential buyers to assess interest in acquiring Undercover
  - JPMorgan has identified a number of potential buyers for Undercover
  - List of parties to be contacted will be reviewed with the management team and the Board
- Initial discussions with potential buyers will be limited to non-confidential public information
- Non-public information will be shared with potential buyers only after signing a confidentiality agreement pursuant to the merger agreement
- JPMorgan will keep the Board updated on the status of discussions with potential buyers

JPMorgan

PROJECT UNDERCOVER 19

Preliminary financial sponsors list ($ millions) Potential financial sponsor buyers Bill Doniger Joseph Nolan Edgar Jannotta, Jr. David Katz Ted Yun Bobby LeBlanc Neil Simpkins James Elrod, Jr. Dave Wenstrup Joel Ackerman John Connaughton Karen Bechtel Ben Edmonds Todd Sisitsky Michael Michelson 1 Initial close at $15.6bn. Announced increase with a target of $20bn 2 Fundraising; target is $16.5bn; First close at $16.0bn; excludes $5bn publicly traded investment vehicle 20 D I S C U S S I O N   O F   “ G O - S H O P ”   P E R I O D Sponsor Fund Size Selected I nvestment history Description Comments 10 ,000 n HCA n CRC Health Group n MediQual n Ingenuity n MC Comm. n Impax Laboratories n Operates general, acute care, psychiatric and rehabilitation hospitals n Operates residential and outpatient t reatment clinics n Provides medical outcomes information n Provides information to medical researchers n Sponsor of medical symposiums n Generic and specialty pharmaceutical company n Robust healthcare portfolio n Active auction bidder n Known for s trong consulting heri tage and extensive due diligence 20,000 1 n Vanguard Health Systems n Team Health n Southern Cross/NHP n Acute care hospital system n Provides outsourced physician staffing and administrative services to hospitals n Operator of care homes in the U .K. n Dedicated healthcare team; aggressively looking to put capital to work n Pioneered corporate partnerships 15,000 n Innovation Factory n InteliStaf Group n Insight Health Services n Empi n Incubator of medical device technology n Temporary staffing of skilled nurses and medical professionals n Diagnostic imaging and information, treatment and related management services n Medical devices that manage pain n Strong healthcare track record n Aggressively looking for investment opportunities 2,000 n CareMore M edical Enterprises n MedQuest Associates n dj Orthopedics n National Surgical Care n Managed healthcare provider focuses on preventive care and the proactive identification n Leading provider of fixed site, single, and multi - modality diagnostic imaging centers n G lob al medical device company specializing in rehabilitation and regeneration products n F ocused on acquiring and developing freestanding ambulatory surgery centers n Demonstrated interest in the healthcare industry n Formerly JPMorgan Partners $ 5,000+ n B rookdale Senior Living n National Benevolent Association of the Christian Church n Alterra Healthcare n Provides housing and assistance to seniors n Owns 11 senior living facilities n Operates assisted living residences n Actively looking for new investments n Consiste nt across the capital structure 2,750 n HealthSpring n Capella Healthcare n Trans Healthcare n Morton Grove Pharmaceuticals n Managed care organization n Operates community hospitals in mid - sized communities n Operator of skilled nursing facilities and other post - acute health care businesses n Manufacturer of prescription generic pharmaceuticals n Longstanding and active healthcare investor n Buy and build investment thesis 2,600 n Cornerstone Healthcare Group n Beltone Electronics n National Nephrology Associates n Owns and operates long - term acute care hospitals n Hearing aid manufacturer n Dialysis clinics serving end - stage renal disease patients n Experienced investor in the sector 16,500 2 n HCA n Jazz Pharmaceuticals n Accellent n MedCath n Operates general, acute care, p sychiatric and rehabilitation hospitals n Developer of neurological and psychiatric drugs n Provides contract manufacturing and design services to medical device manufacturers n Provides cardiovascular services through operation of heart hospitals n Veteran invest or with experience in the healthcare sector n Focused on partnership with management 3,450 n Skilled Healthcare Group n Magellan Health Services n Center for Diagnostic Imaging n Provides long term care facilities and post acute care services n Behavioral diseas e management company n Provider of radiology services n Publicly traded Canadian investor 15,200 n Quintiles Transnational n Multicare Companies n FivePrime Therapeutics n NeighborCare n Provides product and commercial development solutions to the pharmaceutica l industry n Specialized healthcare services n Developer of therapeutic proteins and antibodies n Pharmaceutical distribution and consulting company n Longstanding and continued interest in the healthcare sector n Contrarian investment thesis 3,700 n Sherida n Healthcare n Essent n Sunrise Medical n Assists hospitals in contracting professionals n Owner and operator of hospitals n Manufactures rehabilitation products and assistive technology devices n Strong interest in healthcare sector 8,000 n Medical Staffing Ne twork n ChartOne n Centennial Healthcare n Coventry Health Care n Temporary healthcare staffing n Provides information services to medical departments n Services to elderly and post - acute patients n Managed care products and services n Healthcare is a core area of focus n Invested in over 120 healthcare companies since inception

Potential financial sponsor buyers (cont'd)

Preliminary financial sponsors list ($ millions)

Sponsor	Fund Size	Selected Investment history	Description	Comments
Advent International Global Private Equity *Chris Pike*	$3,300	■ Long Term Care Group ■ American Radiology Services ■ Casa Reha	■ Provider of outsourced services to long-term care insurance industry ■ Provider of diagnostic imaging services ■ German nursing home group	■ Has a vertical dedicated to healthcare investments
Apax Partners *Adele Oliva*	5,200	■ Voyager HospiceCare ■ Advanced Homecare ■ Alliance Medical Corporation	■ Provider of hospice services to physicians, care facilities, hospitals and individuals ■ Provider of skilled home nursing services ■ Third party reprocessor of medical devices	■ Strong presence in both the U.S. and Europe ■ Appetite to increase exposure to healthcare-related investments ■ Track record of long term care investments
Court Square Capital Partners *John Webber*	2,580	■ Universal Health Services ■ Arizant ■ Marine Optical Group	■ Operator of acute health care hospitals ■ Researches and develops medical device for common medical problems ■ Designs and distributes branded and private label eye wear	■ Actively pursing healthcare investments ■ Looking to put capital to work
Summit Partners *Martin Mannion*	3,300	■ HealthCare Partners ■ Home Health Corporation of America ■ Rehab Management Systems	■ Integrated managed healthcare provider ■ Provides nursing and other home healthcare services ■ Offers physical and occupational therapy	■ Extensive portfolio of healthcare investments ■ Growth oriented
TA Associates *Richard Tadler*	3,500	■ Hospital Group of America ■ American Specialty Health ■ Youth and Family Centered Services	■ Psychiatric hospital management company ■ Provider of alternative healthcare services ■ Provides health and support services to troubled children and adolescents	■ Longstanding healthcare investor ■ Focused on investments with strong growth profile

DISCUSSION OF "GO-SHOP" PERIOD
JPMorgan
PROJECT UNDERCOVER 21

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 22 Background materials Undercover forecast assumptions Backup valuation materials Other materials 1 1 2 5 3 18 4 22 P R O J E C T   U N D E R C O V E R

Stock price performance and key events, current stock price at $27.39 Source: PowerData as of 1/5/07, company press releases Undercover stock price performance since IPO 3/1/02 – Announces JV with Memorial Hermann Healthcare System near Houston 5/27/02 – Announces JV with Northside Hospital and Northside Hospital-Cherokee in Atlanta 9/22/02 – Announces $100mm public offering 10/2/02 – Announces pricing of follow-on offering 2/26/04 – Names William H. Wilcox CEO 4/19/06 – Completes acquisition of Surgis 10/25/06 - Announces Q3 EPS of $0.27 vs. $0.26 year prior and $0.29 consensus; updated guidance on same facility net revenue growth to be in the 6-9% range 12/1/06 - Last trading day before Special Committee meetings with potential financial advisors; price at $25.36 1/10/06 - Announces agreement to acquire nine surgical centers in the St. Louis area 7/27/06 – Announces Q2 EPS of $0.29 versus $0.28 year prior and $0.28 consensus; announced lower than expected same store revenue of 3.5% 6/08/01 - IPO of 9mm shares; total offering amount of $126mm; priced at $14 per share 7/29/04 – Announces creation of Spanish JV 1/30/06 - Announces agreement to acquire Surgis 23 A P P E N D I X $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 Jun-2001 Jul-2002 Sep-2003 Oct-2004 Nov-2005 Jan-2007

Stock price performance Source: PowerData; as of 1/5/07 ASC index includes: AmSurg, NovaMed and Symbion Hospital index includes: Community Health, Health Management Associates, LifePoint, MedCath, Tenet Healthcare, Triad and Universal Health Services 1 Represents last day prior to the Special Committee meeting with potential financial advisors 2 Undercover priced its IPO on 6/8/01 Relative stock price performance 24 A P P E N D I X 0% 50% 100% 150% 200% 250% 300% 350% 400% Jun-2001 Jul-2002 Sep-2003 Oct-2004 Nov-2005 Jan-2007 Undercover ASC index Hospital index S&P 500 Returns Undercover ASC index Hospital index Since 12/1 /06 1 8.0% 2.1% 2.0% One month 1.5% (1.6%) 0.9% Three month 15.5% (10.5%) (3.8%) Six month (7.8%) (1.8%) 9.2% 1 year (19.7%) (7.2%) 4.5% 2 year 5.5% (1.2%) 11.5% 3 year 25.4% 27.2% 19.0% Since IP O 2 134.8% 106.5% 12.0%

Shares traded analysis Last 2 years Last 3 months Last 1 year Total volume traded (mm) 225.8 % of shares out 495.5% ADTV 451,942 Weighted average price $31.25 Total volume traded (mm) 27.8 % of shares out 61.1% ADTV 449,172 Weighted average price $25.89 Total volume traded (mm) 117.0 % of shares out 256.6% ADTV 471,953 Weighted average price $29.69 Source: PowerData as of 1/5/07 Note: Based on 45.6mm basic shares outstanding Last 6 months Total volume traded (mm) 64.0 % of shares out 140.5% ADTV 515,929 Weighted average price $26.13 Current price (1/5/07): $27.39 Current price (1/5/07): $27.39 Current price (1/5/07): $27.39 Current price (1/5/07): $27.39 25 A P P E N D I X 27.2% 31.6% 33.8% 7.4% $23.00-$28.00 $28.00-$33.00 $33.00-$38.00 $38.00-$43.00 24.5% 46.5% 23.2% 5.7% $23.00-$28.00 $28.00-$33.00 $33.00-$38.00 $38.00-$43.00 46.8% 32.3% 17.7% 3.1% $23.00-$25.25 $25.25-$27.50 $27.50-$29.75 $29.75-$32.00 59.2% 1.5% 20.8% 18.5% $23.00-$25.00 $25.00-$27.00 $27.00-$29.00 $29.00-$31.00

Forward P/E multiples FV/LTM EBITDA multiples Historical trading multiples Source: Factset data as of 1/5/07 ASC index includes: AmSurg, NovaMed and Symbion Hospital index includes: Community Health, Health Management Associates, LifePoint, MedCath, Tenet Healthcare, Triad and Universal Health Services 26 A P P E N D I X 0.0x 20.0x 40.0x 60.0x Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Undercover ASC Hospitals 0.0x 6.0x 12.0x 18.0x 24.0x Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Undercover ASC Median Undercover ASC Hospitals Current 2 1.6 x 1 8 .9x 15. 4 x On 12/1/06 20.3x 18.5x 15.5x 1 year 23.7x 21.7x 15.4x 2 year 28.9x 23.9x 15.7x Since 1/1/03 26.4x 22.5x 15.5x Median Undercover ASC Current 11. 9 x 9. 7 x On 12/1/06 11.0x 9.2x 1 year 12.3x 11.2x 2 year 13.5x 12.3x Since 1/1/03 13.2x 11.3x

EPS estimates over time Historical EPS Undercover historical forward EPS estimates Source: Factset data as of 1/5/07 Note: Fiscal year-end December 31 1 Excludes non-recurring items; inclusive of non-recurring items, Management Case 2006E EPS is projected by the Company to be $1.13 $0.79 $0.76 (Actual $0.74) $1.13 $1.05 (Actual $1.05) $1.26 $1.48 $1.27 (Mgmt Case = $1.26) $1.11 (Mgmt Case = $1.081) 12/06 27 A P P E N D I X $0.00 $0.40 $0.80 $1.20 $1.60 01/03 09/03 05/04 01/05 09/05 05/06 2007 2006 2005 2004

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 28 Background materials Undercover forecast assumptions Backup valuation materials Other materials 1 1 2 5 3 18 4 22 P R O J E C T   U N D E R C O V E R

Review of Management Case forecast (no acquisitions) P&L Category Commentary Source: Management Case projections (no acquisitions) 29 A P P E N D I X Net patient revenue n Growth projected at 7.7% in 2007 and 6.5% in 2008 – 2011, consisting of: n Strong volume growth in - line with recent trends (approximately 5.0% – 5.5% ) n Moderate pricing growth in - line with recent trends (approximately 1.0% - 1.5%) Manage ment fee revenue n Projected at a constant 11.8% of net patient revenue n Maintains correlation to net patient revenue performance n In - line with historical trends Facility operating expenses n Projected to be 62.4% of sales in 2007 and 2008 n 40bps annual improve ment forecasted from 2009 – 2011 due to gains in operating efficiency Corporate G&A n Projected to be 7.5% of sales in 2007, decreasing to 7.1% of sales by 20 1 1 n 10bps annual improvement forecasted from 2007 – 2011 due to increased corporate resource levera ge Minority interest n Projected to be approximately 34. 0% - 35.0% of consolidated EBITDA , in - line with 2006 levels Equity income in affiliates n Projected to grow slightly above net income growth rate (approximately 18.0%) n Driven in large part by de novo growth Depreciation & amortization n Projected to be 6.3% of sales in 2007, decreasing to 6.0% of sales by 2011 n In - line with historical trends Maintenance c apital expenditures n Projected to be $30 million in 2007, which implies 4.8% of sales n 2008 – 2011 c apital expenditures forecasted at constant 4.8% of sales Change in net working capital n Projected to be $2 million use of cash in 2007, remaining constant through 2011 n In - line with historical trends when adjusted for non - recurring events

Acquisition capital expenditure assumptions Summary financial projections ($ millions) Note: Assumes 7.5x EBITDA purchase multiple and Management Case net patient revenue growth on acquisitions after 1st year 30 A P P E N D I X Year ended December 31, 2007E 2008E 2009E 2010E 2011E Acquisition Capital expenditures $60 $60 $60 $60 $60 Implied EBITDA $8 $8 $8 $8 $8 Constant EBITDA margin 30.1% 30.2% 30.7% 31.3% 31.7% Implied acquisition revenue $27 $26 $26 $26 $25 2007 Revenues $ 27 $ 28 $ 30 $ 32 $ 34 2008 Revenues 0 26 28 30 32 2009 Revenues 0 0 26 28 30 2010 Revenues 0 0 0 26 27 2011 Revenues 0 0 0 0 25 Cumulative revenue effect $27 $55 $84 $115 $148 Cumulative EBITDA effe ct $8 $17 $26 $36 $47

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 31 Background materials Undercover forecast assumptions Backup valuation materials Other materials 1 1 2 5 3 18 4 22 P R O J E C T   U N D E R C O V E R

Trading comparables analysis

Trading comparables ($ millions except share price data)

		1/5/07 price	% of 52-wk high	Market cap.	Firm value	Firm value/EBITDA - MI[1] 2006E	Firm value/EBITDA - MI[1] 2007E	P/E 2006E	P/E 2007E	LTGR	2007 PEG
ASCs	AmSurg	$22.15	82.0%	$677	$791	8.4x	7.5x	17.7x	15.6x	15.0%	1.04x
ASCs	Symbion	17.61	69.3%	389	476	9.7	8.6	20.7	18.9	15.0%	1.26
ASCs	NovaMed	7.12	81.5%	193	243	15.6	10.4	28.5	20.3	27.5%	0.74
ASCs	**Mean**		**77.6%**			**11.2x**	**8.8x**	**22.3x**	**18.3x**	**19.2%**	**1.01x**
ASCs	**Median**		**81.5%**			**9.7x**	**8.6x**	**20.7x**	**18.9x**	**15.0%**	**1.04x**
Hospitals	Tenet Healthcare	$7.10	76.6%	$3,346	$7,319	11.0x	8.4x	NM	NM	12.0%	NM
Hospitals	Health Management Associates	20.58	85.8%	4,983	6,242	8.6	7.8	16.6x	15.5x	13.0%	1.19x
Hospitals	Community Health	35.95	90.0%	3,491	5,293	8.3	7.3	16.3	15.4	15.0%	1.02
Hospitals	Triad	40.16	87.9%	3,596	5,038	7.3	6.6	16.1	14.0	14.0%	1.00
Hospitals	LifePoint Hospitals	33.21	89.3%	1,929	3,867	8.6	7.9	14.0	12.7	14.0%	0.90
Hospitals	UHS	55.17	91.2%	3,003	3,456	8.0	7.4	20.8	18.4	12.0%	1.53
Hospitals	MedCath	26.62	80.9%	576	708	9.4	9.2	33.4	25.6	22.5%	1.14
Hospitals	**Mean**		**85.9%**			**8.8x**	**7.8x**	**19.5x**	**16.9x**	**14.6%**	**1.13x**
Hospitals	**Median**		**87.9%**			**8.6x**	**7.8x**	**16.5x**	**15.4x**	**14.0%**	**1.08x**
	Blended mean		**83.4%**			**9.5x**	**8.1x**	**20.5x**	**17.4x**	**16.0%**	**1.09x**
	Blended median		**83.9%**			**8.6x**	**7.8x**	**17.7x**	**15.6x**	**14.5%**	**1.04x**
	Undercover - current	**$27.39**	**68.0%**	**$1,288**	**$1,679**	**11.9x**	**10.3x**	**24.7x**	**21.6x**	**19.0%**	**1.14x**
	Undercover - 12/1/06	**$25.36**	**62.9%**	**$1,171**	**$1,563**	**11.0x**	**9.7x**	**23.1x**	**20.0x**	**19.0%**	**1.05x**

Source: Company filings, equity research and IBES estimates
Note: All multiples calendarized to December 31 year end; Company figures represent Wall Street median projections
[1] Firm value and EBITDA post minority interest

APPENDIX

JPMorgan

PROJECT UNDERCOVER 32

LBO analysis — Management Case no acquisitions (7.4x 2006E EBITDA-MI leverage) Sources and uses ($ millions) Entry & Exit transaction overview ($ millions) Financial summary and credit ratios ($ millions) Source: Management Case projections (no acquisitions) Note: Net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes similar LBO capital structure to current WCAS proposal 33 A P P E N D I X 2006PF 2007E 2008E 2009E 2010E 2011E Revenue $573 $622 $662 $705 $751 $800 % growth NM 8.5% 6.5% 6.5% 6.5% 6.5% EBITDA - MI 142 162 177 196 218 244 % margin 24.8% 26.0% 26.7% 27.8% 29.0% 30.4% EBIT 120 133 150 170 193 % margin 19.3% 20.1% 21.3% 22.6% 24.1% Interest exp., net 92 89 87 83 78 Other 1 1 1 1 1 EBT 27 43 62 86 114 Taxes 11 17 25 34 45 Net income $16 $26 $37 $51 $68 39 41 43 45 48 3 3 3 3 3 Inc(De c)in NWC (2) (2) (2) (2) (2) Maint c apex (30) (32) (34) (36) (39) Acq c apex 0 0 0 0 0 Free cash flow $26 $35 $47 $61 $78 Cumulative paydown $26 $61 $108 $170 $248 Debt balance Term Loan $465 $439 $404 $357 $295 $217 Senior Sub Notes 580 580 580 580 580 580 Total debt $1,045 $1,019 $984 $936 $875 $797 25 25 25 25 25 25 Net debt $1,020 $994 $958 $911 $850 $772 Credit r atios 200 6PF 2007E 2008E 2009E 2010E 2011E Debt/EBITDA - MI 7.4x 6.3x 5.6x 4.8x 4.0x 3.3x EBITDA - MI/interest 1.5x 1.7x 2.0x 2.2x 2.6x 3.1x (E BITDA - MI - capex)/int. 1.2x 1.4x 1.6x 1.8x 2.2x 2.6x Entry t ransaction date: 12/31/06 Offer premium to 12/1/06 price 22. 4 % Offer price $ 31.0 5 Implied equity offer value $1, 4 66 Plus: net debt 392 Implied firm value $1, 8 58 Implied multiple of 2006E EBITDA - MI 1 3.1 x Sources x 20 0 6 E EBITDA - MI % cap Amount Balance sheet cash $0 Term Loan 3.28x 24.2% 465 Senior unsecured 3.38x 25.0% 480 Rollover cap leases & other 0.70x 5.2% 100 Total debt 7.36x 54.4% $1,045 Equity 45.6% 875 Total capitalization 100. 0% $1, 920 Total sources $1, 920 Uses Equity purchase price $1, 4 66 Refinance existing debt 317 Rollover capital leases & other 100 Fees and expenses 37 Total uses $1, 920 Exit t ransaction date 12/31/11 Assumed exit multiple 10.0x 2011E EBITDA - MI 244 Implied firm value $2,435 Less: Net debt (772) Less: 5% mgmt promote (83) Implied equity value $1,580 IRR 1 2.5 % Less: cash Less: Less: Less: Plus: Deferred fin fees Plus: D&A

LBO analysis — Management Case with acquisitions (7.4x 2006E EBITDA-MI leverage) Sources and uses ($ millions) Entry & Exit transaction overview ($ millions) Financial summary and credit ratios ($ millions) Source: Management Case projections (with acquisitions) Note: Net debt includes $347.5mm of long and short term debt, $69.2mm of amount due to affiliates and $25.2mm of cash; assumes constant cash balance from transaction date; assumes similar LBO capital structure to current WCAS proposal 34 A P P E N D I X 2006PF 2007E 2008E 2009E 2010E 2011E Revenue $573 $648 $717 $790 $867 $948 % growth NM 13.1% 10.6% 10.1% 9.7% 9.4% EBITDA - MI 142 170 193 222 254 291 % margin 24.8% 26.1% 27.0% 28.1% 29.3% 30.6% EBIT 126 146 171 19 9 231 % margin 19.4% 20.4% 21.7% 23.0% 24.4% Interest exp., net 94 95 96 96 95 Other 1 1 1 1 1 EBT 31 50 74 102 135 Taxes 13 20 30 41 54 Net income $19 $30 $44 $61 $81 41 44 48 52 57 3 3 3 3 3 Inc(De c)in NWC (2) (2) (2) (2) (2) Maint c apex (30) (33) (37) (40) (44) Acq c apex (60) (60) (60) (60) (60) Free cash flow ($30) ($18) ($3) $14 $35 Cumulative paydown ($30) ($48) ($51) ($37) ($3) Debt balance Term Loan $465 $495 $513 $516 $502 $468 Senior Sub Notes 580 580 580 580 580 580 Total debt $1,045 $1,075 $1,093 $1,096 $1,082 $1, 047 25 25 25 25 25 25 Net debt $1,020 $1,050 $1,068 $1,071 $1,057 $1,022 Credit r atios 200 6PF 2007E 2008E 2009E 2010E 2011E Debt/EBITDA - MI 7.4x 6.3x 5.6x 4.9x 4.3x 3.6x EBITDA - MI/interest 1.5 x 1.8x 2.0x 2.3x 2.6x 3.0x (EBITDA - MI - capex)/int. 1.2x 0.8x 1.0x 1.3x 1.6x 1.9x Entry t ransaction date: 12/31/06 Offer premium to 12/1/06 price 22. 4 % Offer price $ 31.0 5 Implied equity offer value $1, 4 66 Plus: net debt 392 Implied firm value $1, 8 58 Implied multiple of 2006E EBITDA - MI 1 3.1 x Sources x 20 0 6 E EBITDA - MI % cap Amount Balance sheet cash $0 Term Loan 3.28x 24.2% 465 Senior unsecured 3.38x 25.0% 480 Rollover cap leases & other 0.70x 5.2% 100 Total debt 7.36x 54.4% $1,045 Equity 45.6% 853 Total capitalization 100. 0% $1, 920 Total sources $1, 920 Uses Equity purchase price $1, 4 66 Refinance existing debt 317 Rollover capital leases & other 100 Fees and expenses 37 Total uses $1, 920 Exit t ransaction date 12/31/11 Assumed exit multiple 10.0x 2011E EBITDA - MI 2 91 Implied firm value $2, 905 Less: Net debt (1,022) Less: 5% mgmt promote (94) Implied equity value $1, 789 IRR 1 5.4 % Less: cash Less: Less: Less: Plus: Deferred fin fees Plus: D&A

Overview of recapitalization Repurchase overview—5.0x leverage case Source & Uses—5.0x leverage case $ in millions, except per share data Note: EPS impact based on Wall Street median projections; assumes no paydown on debt raised to repurchase equity 1 Assumes term loan pricing of LIBOR + 250bps (7.1% in 2007); assumes shares are repurchased at a 10% premium to current stock price of $27.39 35 A P P E N D I X 4.5x leverage c ase 5.0x leverage c ase Total buyback $215.3 $286.0 Pro forma impact Total pro forma debt 637.0 707.8 Total debt/2006E EBITDA 4.5x 5.0x EPS impact 1 2007E pre - repurchase $1.27 $1.27 2007E pro forma $1.26 $1.26 $ ac cretion/(dilution) ($0.01) ($0.01) % accretion/(dilution) (0.7%) (0.8%) Valuation Pro forma 2007E EPS $1.26 $1.26 Multiple range 18.0x — 23.0x 18.0x — 23.0x Valuation range $22.70 — $29.01 $22.69 — $28.99 Share price for repurchase $3 0.13 Premium to current price 10.0% Total shares repurchased (mm) 9. 5 % of current diluted shares repurchased 20.2 % Total cost of share repurchase 286.0 Plus: current debt outstanding 416.8 Plus: estimated fees 5.0 Total debt post - repurchase 707.8 LTM EBITDA - MI 141.6 Leverage multiple 5.0x Sources Term loan $29 0.0 Cash from balance sheet 1.0 Total sources $29 1.0 Uses Repurchase equity $28 6.0 Refinance existing debt 0.0 Fees/Expenses 5.0 Total Uses $29 1.0

Undercover WACC analysis Capital asset pricing model (CAPM) 11.64% = 4.58% + (1.50 x 4.71%) Cost of equity 4.80% = 8.00% x (1—0.40) 10.62% = 11.64% x 85.0% + 4.80% x 15.0% Risk free rate1 Risk factor2 Equity risk premium3 Cost of debt after tax Marginal cost of term debt Marginal tax rate Cost of debt Share of debt4 Share of equity4 Cost of equity WACC Weighted average cost of capital Cost of equity Cost of debt 1 10 year treasury rate 2 Based on JPMorgan M&A research estimates 3 Based on JPMorgan M&A research dividend discount model 4 Based on JPMorgan estimation for optimal capital structure Weighted average cost of capital sensitivity 36 A P P E N D I X Risk factor 1.40 1.50 1.60 1.70 10.0% 10.5% 11.0% 11.4% 11.8% 15.0% 10.2% 10.6% 11.0% 11.4% Share of debt 20.0% 9.9% 10.3% 10.7% 11.0%

Appendix Discussion of “Go-Shop” period Undercover valuation analysis Overview of the proposed WCAS transaction 37 Background materials Undercover forecast assumptions Backup valuation materials Other materials 1 1 2 5 3 18 4 22 P R O J E C T   U N D E R C O V E R

Undercover current ownership profile Source: Thomson Financial, as of latest filings 1 Based on volume weighted average Recent top 10 buyers & sellers (shares) Top 30 institutional holders (excludes index funds) Fidelity (GARP) Lord, Abbett (Income Value) Schroder I.M. (GARP) T. Rowe Price (GARP) Hoover I.M. (GARP) Brant Point Capital (Hedge Fund) Cooper Hill (Hedge Fund) Honeywell International (Income Value) Kennedy Capital (GARP) Columbia Wanger A.M. (Growth) Neuberger Berman (GARP) Sentinel A.M. (Core Value) Janus Capital (Aggressive Growth) Roxbury Capital (Core Growth) Tygh Capital (Aggressive Growth) William Blair (Growth) Federated Investors (Core Value) Franklin Advisers (Income Value) Century Capital (GARP) AllianceBernstein (Core Growth) Style & concentration (includes index funds) Style of Holders Concentration Growth 28% Value 13% GARP 40% Specialty 1% Index 11% Hedge Fund 2% Income 5% 38 A P P E N D I X Institution Style # of shares Holdings ($mm) % of Mkt cap Change from prev. filings Estimated basis Fidelity GARP 5,794,811 $ 147.5 13.0% 5,754,923 $27.49 Wasatch GARP 5,709,105 145.3 12.8 - 140,904 29.86 Baron Capital Growth 4,053,150 103.2 9.1 11, 840 26.34 T. Rowe Price GARP 3,211,800 81.7 7.2 442,350 25.02 Columbia Wanger A.M. Growth 2,215,250 56.4 5.0 208,000 33.22 Lord, Abbett Income Value 2,112,410 53.8 4.7 833,497 30.53 Federated Investors Core Value 2,059,874 52.4 4.6 - 664,200 23.74 Artisan Partners Growth 1,164,800 29.6 2.6 - 223,500 33.47 Kalmar Investments GARP 1,117,104 28.4 2.5 - 3,965 25.69 Schroder I.M. GARP 1,108,608 28.2 2.5 471,300 25.33 Janus Capital Aggres. Gr. 793,238 20.2 1.8 - 401,425 27.98 EARNEST Partners Cor e Value 719,843 18.3 1.6 - 122,625 31.13 UBS Global A.M. Core Value 719,427 18.3 1.6 - 32,330 24.40 Roxbury Capital Core Growth 542,695 13.8 1.2 - 496,037 30.19 Columbia Management GARP 477,909 12.2 1.1 - 180,518 27.30 Credit Suisse A.M. Core Growth 466,033 11.9 1.0 11,300 31.92 RS Investments Core Growth 420,145 10.7 0.9 20,645 27.95 WS Capital Hedge Fund 393,500 10.0 0.9 149,000 30.79 Teacher Retire. of Texas GARP 377,200 9.6 0.8 14,700 26.78 Dimensional Fund Deep Value 362,857 9.2 0.8 20, 700 26.75 Sentinel A.M . Core Value 358,680 9.1 0.8 - 338,350 34.66 Hoover I.M. GARP 358,200 9.1 0.8 358,200 27.45 Security Management Core Growth 349,600 8.9 0.8 94,200 26.61 Brant Point Capital Hedge Fund 309,000 7.9 0.7 309,000 27.45 CREF GARP 293,845 7.5 0.7 - 3,918 27.22 AXA Framlington I.M. GARP 276,250 7.0 0.6 2,750 27.49 Cooper Hill Partners Hedge Fund 275,300 7.0 0.6 275,300 27.45 RiverSource Investments Core Growth 254,207 6.5 0.6 25,607 29.13 Credit Suisse Securities Broker - Deale r 252,168 6.4 0.6 46,582 22.88 Putnam Investment Core Growth 251,240 6.4 0.6 6,830 30.73 Total 36,798,249 $ 936.5 82.5% 6,448,952 $2 8.22 1 208,000 208,619 210,000 275,300 309,000 358,200 442,350 471,300 833,497 5,794,811 -253,900 -338,350 -401,425 -496,037 -521,817 -623,233 -664,200 -687,272 -1,168,450 -1,443,310 42% 35% 23% Total = 193 investors Remainder Top 6-25 Top 5

Review of proposal from Welsh, Carson, Anderson & Stowe Transaction overview Note: Sources & uses of funds based on table provided by WCAS on 12/13/06 1 Represents $77.7 million of on balance sheet capitalized leases and $22.0 million of off balance sheet guarantees 2 Assumes price of $31.05 per share and 47.2 million fully diluted shares outstanding 3 Assumes $50 million debt paydown between 9/30/06 and 3/31/07 Source: WCAS proposal letter of 11/13/06 39 A P P E N D I X Sources & uses of funds ( $ millions) Sources Term B Facility $465.0 Senior Subordinated Notes 480.0 Other 1 99.7 WCAS Equity 801.9 Total Sources $1, 8 46.6 Uses Purchase of e quity 2 $1, 4 66.5 Existing debt 3 243.8 Other 1 99.7 Fees & expenses 36 .6 Total Uses $1, 8 46.6 Key terms Proposed purchase price per share $ 31.0 5 Form of consideration 100% cash Due diligence requirements None Financing commitment Provided by Citigroup and Lehman Financing condition to close None Key dates 11/13/06 WCAS submits proposal letter with initial offer price range of $29.05 - $29.15 11/14/06 Board of Directors meeting (telephonic): Special Committee established 12/04/06 Special Committee interviews investment bankers 12/ 0 8/06 Special Committee retains JPMorgan as advisor 12/11/06 Special Committee organizational meeting (telephonic) 12/14/06 JPMorgan diligence session with Undercover management 12/15/06 WCAS/Citigroup presentation to JPMorgan 12/18/06 Special Committee meeting (te lephonic) : update on JPMorgan due diligence progress 12/21/06 Special Committee meeting (in person) : review preliminary financial analysis and process considerations 12/26/06 WCAS revises offer price range to $29.95 - $ 3 0. 10 and provides draft contract 12 /28/06 Special Committee meeting (telephonic) : discuss revised WCAS proposal 12/30/06 WCAS revises offer price range to $30.70 - $30.75 12/30/06 Special Committee meeting (telephonic) : discuss latest revised WCAS proposal 12/31/06 STB provides revised con tract to WCAS 01/02/07 Special Committee meeting (telephonic) 01/02/07 WCAS provides revised contract 01/03/07 WCAS revises offer price range to $30. 95 - $3 1.05 01/03/07 Special Committee meeting (telephonic) : discuss latest revised WCAS proposal 01/05 /07 Board of Directors meeting (telephonic) 01/07/07 Special Committee meeting and Board of Directors meeting (in person): to approve transaction

Overview of selected Welsh Carson precedent LBO transactions

Welsh Carson go-private transactions

Target	Date announced	Initial bid ($/share)	Intermediate bid ($/share)	Final bid ($/share)	# of bumps	Premium (unaffected)	Size ($mm)	Process dynamics	Special Committee	Break-up fee ($mm)	% of TV	Go-shop (days)	WCAS interest
Universal American Financial Corp.[1]	10/24/06	$18.15	NA	NA	NA	12.2%[2]	$719[2]	Negotiated/ unsolicited	Yes	NA	NA	NA	
Specialty Laboratories	9/29/05	$12.00	$13.00	$13.25	2	26.9%[3]	$298	Negotiated/ unsolicited	No[4]	13	4.1%	-	
Select	10/18/04	$16.50-$17.25	$17.35-$17.45	$18.00	3	26.6%	$2,542	Negotiated/ unsolicited	Yes	40	1.6%	20	Board seat (Carson)
US Oncology	3/20/04	$9.30-$9.65	$9.75-$9.90[5]	$15.05	9[5]	18.5%	$1,580	Negotiated/ unsolicited	Yes	12	0.8%	15	Board seat, 14.5% stake
AmeriPath	12/9/02	$21.00-$22.00	$20.00-$21.00	$21.25	3	29.2%	$719	Negotiated/ unsolicited	Yes	13	1.8%	10	4.9% stake
Concentra	3/2/99	$16.00	NA	$16.50	2	41.9%	$1,108	Auction[6]	Yes	25	2.3%	-	
centennial healthcare	10/22/98	$14.00-$15.00	$15.00	$16.00	2	88.2%	$290	Negotiated/ unsolicited	Yes	6	2.1%	-	Board seat, 23.2% stake
Centennial Wireless	7/2/98	$42.00	$43.25	$41.50	1[7]	13.3%	$1,805	Auction	No	40	2.2%	-	
MedCath Corporation	3/13/98	$20.00-$22.00	$18.00	$19.00	4[8]	15.2%	$386	Auction	Yes	$7	1.8%	-	2 Board seats, prior investment

Source: Company filings
[1] Transaction pending
[2] Based on initial bid
[3] Based on 3-month average trading price prior to announcement
[4] Discussion with AmeriPath/Welsh Carson began in April 2005; on August 18, 2005, the Board determined that discussions with AmeriPath/Welsh Carson had progressed to a point at which the formation of a Special Committee was appropriate
[5] WCAS bumped four times before discussion terminated; once discussion resumed ten months later, WCAS bumped an additional five times
[6] Company received several unsolicited proposals for a transaction shortly after announcing weak operating results; in response to receiving these proposals, company hired financial advisors and launched an auction process
[7] Initial transaction signed at $43.25 per share; merger agreement subsequently amended to lower value per share to $41.50
[8] Transaction initiated by KKR; KKR and WCAS subsequently formed consortium to acquire MedCath

APPENDIX
JPMorgan
PROJECT UNDERCOVER 40